CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in this Registration Statement on Form N-1A of the Causeway Global Absolute Return Fund, a series of the Causeway Capital Management Trust.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
January 21, 2011